Exhibit 21.1

Kitov Pharma Ltd.

The following table sets forth the name and jurisdiction of incorporation of our subsidiaries as of the date hereof.

Name of Subsidiary	Jurisdiction of Incorporation

Tyrnovo Ltd.	Israel
Kitov USA Inc.	Delaware

Notes:

1)	During the thirst quarter of 2019, we established a new wholly owned subsidiary in the USA, Kitov USA Inc. The new subsidiary did not begin operations yet.

2)	On March 14, 2019, we announced that we entered into the Acquisition Agreement to acquire FameWave Ltd. All major closing conditions have been met other than finalizing the tax ruling for the sellers and the issuance and exchange of shares in the companies, and the acquisition is expected to close before the end of 2019. Upon closing of the acquisition transaction, FameWave will become a wholly owned subsidiary of Kitov Pharma. For more information on the transaction please see Item 4.A. History and Development of the Company – Recent Developments – FameWave Acquisition in our Annual Report for 2018 on Form 20-F. For more Information on the Acquisition Agreement in connection with this transaction please see Item 10 – Additional Information – C. Material Contracts – FameWave Acquisition Agreement in our Annual Report for 2018 on Form 20-F and our Report on Form 6-k from August 20, 2019, including the Amendment dated August 16, 2019 to the Stock Purchase Agreement by and among Kitov Pharma Ltd., The Stockholders of FameWave Ltd. and M. Arkin (1999) Ltd. dated as of March 14, 2019 (attached as Exhibit 10.19 to the Registration Statement on Form F-3 in which this Exhibit 21.1 is included).

3)	On April 25, 2017, the boards of directors of each of Kitov Pharma Ltd. and its wholly owned subsidiary, Kitov Pharmaceuticals Ltd., approved a merger between the two entities, with Kitov Pharma Ltd. remaining as the surviving entity. The merger was completed in December 2017. Kitov Pharmaceuticals Ltd. was dissolved upon the merger, and Kitov Pharma Ltd. remained as the surviving entity. For more information on the merger, see Item 4.C – Organizational Structure in the Annual Report for 2018 on Form 20-F in which this is Exhibit is included.